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Exhibit 10.6

GAS SALES AGREEMENT

BETWEEN

TEJAS GAS MARKETING, LLC

"BUYER"

AND

CORPUS CHRISTI GAS MARKETING, L.P.

AND

CORPUS CHRISTI GAS PROCESSING, L.P.

"SELLER"

TABLE OF CONTENTS

ARTICLE	CONTENT	PAGE
I	DEFINITIONS	1
II	QUANTITY	2
III	POINT(S) OF DELIVERY	3
IV	DELIVERY PRESSURE	3
V	MEASURING EQUIPMENT AND TESTING	4
VI	MEASUREMENT SPECIFICATIONS	5
VII	QUALITY	7
VIII	PRICE, BILLING AND PAYMENT	8
IX	TERM	8
X	WARRANTIES, INDEMNIFICATION	9
XI	FORCE MAJEURE	9
XII	TAXES	9
XIII	GOVERNMENTAL REGULATIONS	10
XIV	CERTAIN ADDITIONAL OBLIGATIONS OF EACH PARTY	10
XV	ASSIGNMENT	11
XVI	MISCELLANEOUS	11

GAS SALES CONTRACT

        THIS CONTRACT is made and entered into by and between TEJAS GAS MARKETING, LLC, a Delaware limited liability company, hereinafter referred to as "Buyer", and CORPUS CHRISTI GAS MARKETING, L.P., a Texas limited partnership, and CORPUS CHRISTI GAS PROCESSING, L.P., a Texas limited partnership, hereinafter collectively referred to as "Seller."

        WHEREAS, Seller has a supply of natural gas which is available for sale to Buyer; and

        WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, natural gas upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) paid by Seller to Buyer, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants and contracts herein set forth, the parties have agreed as follows:

ARTICLE I

DEFINITIONS

        Except as otherwise specified in context, the following words and terms as used herein shall have the meanings indicated.

        1.1  The term "Agua Dulce Index" as used herein means the "Midpoint" price for the "South-Corpus Christi, Agua Dulce hub" as reported in the "DAILY PRICE SURVEY" of GAS DAILY (as published by Pasha Publications,  Inc.). The Agua Dulce Index applicable to deliveries on any business day hereunder shall be the Agua Dulce Index reported for the "Flow Date" for such business day. For example, if Thursday the 21st was a business day and Excess Gas, as described below, were delivered and received on the 21st, the Agua Dulce Index applicable to such deliveries would be the price reported for the Flow Date of the 21st as listed in the GAS DAILY published on the 21st. The Agua Dulce Index applicable to deliveries on any weekend day or holiday hereunder shall be the Agua Dulce Index reported for the "Flow Date" for the immediately preceding business day. For example, if Excess Gas were delivered and received on Saturday the 23rd, the Agua Dulce Index applicable to such deliveries would be the price reported for the Flow Date of Friday the 22nd as listed in the GAS DAILY published on the 22nd.

        1.2  The term "Btu" as used herein means British Thermal Unit: the amount of heat required to raise the temperature of one (1) pound of pure water, one (1) degree Fahrenheit from fifty-eight and five-tenths (58.5) degrees Fahrenheit to fifty-nine and five-tenths (59.5) degrees Fahrenheit.

        1.3  The term "cubic foot" as used herein means the volume of gas contained in one (1) cubic foot of space at a standard pressure of 14.65 pounds per square inch absolute and a standard temperature of sixty (60) degrees Fahrenheit.

        1.4  The word "day" as used herein means a period of twenty-four (24) consecutive hours beginning at 9:00 A.M. Central Time on any calendar day and ending at 9:00 A.M. Central Time on the following calendar day.

        1.5  The term "Facility" means Seller's Gregory processing plant located in San Patricio County, Texas.

        1.6  The term "gas" as used herein means natural gas, including gas well gas, casinghead gas or the residue gas resulting from processing either casinghead gas or gas well gas.

        1.7  The term "gross heating value" as used herein means the number of Btu's liberated by the complete combustion, at constant pressure, of one (1) cubic foot of gas with air, the temperature of gas, air, and products of combustion being sixty (60) degrees Fahrenheit and all of the water formed by the combustion reaction being condensed to the liquid state. The gross heating value of the gas shall be corrected for the water vapor content of the gas being delivered, except that as long as the water vapor content is seven (7) pounds or less per one million (1,000,000) cubic feet, the gas shall be assumed to be dry. The terms "heating value" or "Btu content" as used herein shall be deemed to mean "gross heating value" as defined above.

        1.8  The term "Index Price" as used herein, to be used in pricing for a month, means the price (per MMBtu) reported as "DELIVERED SPOT-GAS PRICES, Houston Ship Channel/Beaumont, Texas Index (large packages only)" from the first publication each month of McGraw-Hill, Inc.'s Inside FERC's Gas Market Report. If Inside FERC's Gas Market Report ceases to publish the Inside FERC "Index Price" substantially in its current form as of the effective date hereof, Buyer and Seller shall, during the term of this Contract, use good faith efforts to mutually agree upon a replacement "Index Price" hereunder which best approximates the Houston Ship Channel/Beaumont, Texas, Delivered Spot-Gas Index Price in its current form as of the effective date hereof.

        1.9  The term "Mcf" as used herein means one thousand cubic feet of gas.

        1.10 The term "MMBtu" as used herein means one million British Thermal Units.

        1.11 The word "month" as used herein means the period commencing at 9:00 A.M. on the first day of the calendar month and ending at 9:00 A.M. on the first day of the next succeeding calendar month.

        1.12 The term "psia" as used herein means pounds per square inch absolute.

        1.13 The term "psig" as used herein means pounds per square inch gauge.

        1.14 The term "residue gas" means all of Seller's and Seller's affiliates' gas available for delivery at the tailgate of Seller's Gregory Processing Plant located in San Patricio County, Texas, at meter number 31-5200-00 and at HPL meter station 3358.

        1.15 The word "year" as used herein means a period of twelve (12) consecutive months.

ARTICLE II

QUANTITY

        2.1  Subject to the other terms and provisions hereof, Seller shall sell and deliver, or cause to be delivered to Buyer, at the Point(s) of Delivery hereunder, and Buyer shall buy one hundred percent (100%) of all of Seller's and Seller's affiliates' residue gas available for delivery, each day. On or before the sixth (6th) business day prior to the first day of each month, Seller will nominate to Buyer the quantity of residue gas available to be tendered for delivery to Buyer at the Point of Delivery each day during such month (the "Nominated Quantity"). The Nominated Quantity for any month, plus or minus a ten percent (10%) tolerance, is herein called the "Minimum Daily Quantity." In the event Buyer purchases more than the Minimum Daily Quantity on any day, the difference between the quantity of residue gas actually received by Buyer on such day and the Minimum Daily Quantity shall be deemed "Excess Gas." If, and to the extent that, Seller sells and delivers to Buyer at the Point(s) of Delivery during any month residue gas produced from wells that were newly connected and not available to be included in the nominations for such month as set forth above, then for the remainder of such month the residue gas delivered from such newly connected wells shall be deemed "Excess Gas" for pricing purposes under Section 8.1 hereof. Seller shall endeavor to notify Buyer prior to any significant changes in Seller's deliveries of residue gas hereunder.

        2.2  Seller shall be responsible for all regulatory filings, and all coordination and nomination requirements of upstream pipelines and third party suppliers utilized by Seller hereunder. Buyer shall be responsible for all regulatory filings and all coordination and nomination requirements of downstream pipelines and third party purchasers and transporters utilized by Buyer hereunder, and responsible for maintaining third-party, firm transportation agreements as necessary for Buyer to meet its obligations hereunder.

ARTICLE III

POINT(S) OF DELIVERY

        3.1  The Point(s) of Delivery for all gas to be purchased hereunder shall be at Buyer's or Buyer's designee's meter at the following locations:

LOCATION	MAXIMUM INSTANTANEOUS RATES OF DELIVERY	MAXIMUM OPERATING PRESSURE
Primary: Gregory Processing Plant tailgate Meter #31-5200-00 San Patricio County, Texas	100,000 MMBtu/day	650 psig* *See below
Secondary: Houston Pipeline Meter #3358 San Patricio County, Texas	100,000 MMBtu/day	850 psig

        Except as provided below, all residue gas will be accepted by Buyer at the "Primary" Point of Delivery, and Buyer will cause the pressures at the Primary Point of Delivery not to exceed 650 psig. However. if, to the extent that, and only for so long as (i) the residue gas available under this Agreement exceeds Buyer's and all of its affiliates' gas requirements to supply their Ingleside Markets, or (ii) Buyer is unable to accept all of the residue gas at the Primary Point of Delivery due to an event of force majeure as provided in Section 11.1, then (iii) the pressure at the Primary Point of Delivery may increase to not more 850 psig and Buyer may also accept residue gas at the Point of Delivery designated "Secondary." Buyer will notify Seller of each event that causes Buyer to increase pressures at the Primary Point of Delivery or deliveries at the Secondary Point of Delivery, and the reasons therefor, as soon as reasonably practicable, and will again notify Seller upon the correction of the event.

        3.2  Buyer or Buyer's designee owns and shall maintain and operate metering and measurement equipment at the Point(s) of Delivery.

        3.3  Title to all gas sold and delivered hereunder shall pass from Seller to Buyer at the Point(s) of Delivery. As between parties hereto, Seller shall be responsible for any damage or injury caused by the gas until the same shall have been delivered to Buyer at the Point(s) of Delivery. Buyer shall be deemed to be in exclusive control and possession thereof after receipt by Buyer at the Point(s) of Delivery and shall be responsible for any damage or injury caused thereby.

ARTICLE IV

DELIVERY PRESSURE

        4.1  The gas delivered hereunder by Seller to Buyer shall be delivered at the Point(s) of Delivery at a pressure sufficient to overcome the operating pressures at such Point(s) of Delivery. Buyer shall cause such operating pressures not to exceed the Maximum Operating Pressure listed in Paragraph 3.1.

ARTICLE V

MEASURING EQUIPMENT AND TESTING

        5.1  Buyer, or its designee, shall maintain and operate at its own expense the measuring station(s) at the Point(s) of Delivery through which the quantity of gas purchased and sold hereunder shall be measured. Seller may install, maintain and operate, at its own expense, such check measuring equipment as desired; provided, that such equipment shall be installed so as not to interfere with the operation of Buyer's or its designee's measuring equipment.

        5.2  The measuring equipment shall be constructed, installed and operated in accordance with the following depending on the type of meters used:

          a.    Orifice Meters—in accordance with ANSI/API 2530 (American Gas Association Report No. 3), Orifice Metering of Natural Gas and Other Hydrocarbon Fluids, Second Edition, dated September 1985, and any subsequent amendments. revisions or modifcations thereof and shall include the use of flange connections. Should gas pulsation problems occur upstream of the Point(s) of Delivery, Seller or its designee, or down stream of the Point(s) of Delivery, Buyer or its designee, shall take whatever steps necessary to mitigate such pulsation.

          b.    Positive Meters—in accordance with the American Gas Association Measurement Committee Report No. 6 (American Gas Association Report No. 6) dated January 1971, and any subsequent amendments, revisions or modifications thereof.

          c.    Turbine Meters—in accordance with the American Gas Association Measurement Committee Report No. 7 (American Gas Association Report No. 7), First Revision, dated November 1984, and any subsequent amendments, revisions or modifications thereof.

          d.    Electronic Transducers and Flow Computers (solar and otherwise)—in accordance with the applicable American Gas Association standards, including but not limited to American Gas Association Measurement Committee Report Nos. 3, 5, 6 and 7 and any subsequent amendments, revisions, or modifications thereof.

Notwithstanding anything contained in this Section to the contrary, Buyer or its designee shall not be required to replace or make any alterations to its measuring equipment as a result of any subsequent amendments, revisions or modifications of the American Gas Association Reports cited in Subparagraphs (a) through (d) of this Section, unless the Parties mutually agree to such replacement or alteration.

        5.3  Buyer shall give reasonable notice to Seller in order that Seller may have a representative present to observe any cleaning, changing, repairing, inspecting, testing, calibrating or adjusting of the measuring equipment at the Point(s) of Delivery. The official charts (recordings) from the measuring equipment shall remain the property of Buyer or its designee. Upon request, Buyer or its designee will submit its records and charts, together with calculations therefrom, to Seller for inspection and verification, subject to return to Buyer or its designee within ten (10) days after receipt thereof.

        5.4  The accuracy of all measuring equipment shall be verified by Buyer or its designee at reasonable intervals and, if requested, in the presence of a representative of Seller. Buyer or its designee shall verify the accuracy of such equipment once every three (3) months unless Seller requests a special test as described below; provided, however, that when daily deliveries of gas at any Point of Delivery average ten thousand (10,000) Mcf per day or greater during any month, the accuracy of the measuring equipment shall be verified once every month. If, upon any test, the measuring equipment is found to be inaccurate by two percent (2%) or less, previous readings of such equipment will be considered correct in computing the deliveries of gas hereunder, but such equipment shall immediately be adjusted to record accurately. If, upon any test, the measuring equipment is found to be inaccurate by more that two percent (2%) of the average flow rate since the last test, then any previous recordings of such equipment shall be corrected to zero (0) error for any period which is known definitely or agreed upon, utilizing the procedure set forth in Paragraph (e) of this Section. If such period is not known or agreed upon, such correction shall be made for a period covering one-half (1/2) of the time elapsed since the date of the latest test, but not to exceed sixteen (16) days when the equipment is tested every month and not to exceed forty-five (45) days when the equipment is tested every three (3) months. In the event Seller desires a special test of any measuring equipment, at least seventy-two (72) hours advance notice shall be given to Buyer by Seller, and both Parties shall cooperate to secure a prompt test of the accuracy of such equipment. If the measuring equipment so tested is found to be inaccurate by two percent (2%) or less, Buyer shall have the right to bill Seller for the costs incurred due to such special test, including any labor and transportation costs, and Seller shall pay such costs promptly upon invoice therefore.

        5.5  If, for any reason, any measurement equipment is out of adjustment, out of service, or out of repair and the total calculated hourly flow rate through each meter run is found to be in error by an amount of the magnitude described in Section 5.4, the total quantity of Gas delivered shall be redetermined in accordance with the first of the following methods which is feasible:

          a.    By using the registration of any check meter(s), (if installed and accurately registering subject to testing as described in Section 5.4); or

          b.    Where parallel multiple meter runs exist, by calculation using the registration of such parallel meter runs; provided that they are measuring gas from upstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering; or

          c.    By correcting the error by rereading of the official charts, or by straightforward application of a correcting factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or

          d.    By estimating the quantity, based. upon deliveries made during periods of similar conditions when the meter was registering accurately.

        5.6  Buyer or its designee shall retain and preserve for a period of at least four (4) years all test data, charts and other similar records.

ARTICLE VI

MEASUREMENT SPECIFICATIONS

        The measurements of the quantity and quality of all Gas delivered at the Point(s) of Delivery shall be conducted in accordance with the following:

        6.1  The unit of volume for measurement shall be one (1) cubic foot. Such measured volumes, converted to Mcf, shall be multiplied by their gross heating value per cubic foot and divided by 1,000 to determine MMBtu delivered hereunder.

        6.2  Subject to Section 5.2 hereof, computations for gas measurement shall be made in accordance with the following depending on the type of meters used:

          a.    Orifice meters—ANSI/API 2530 (American Gas Association Report No. 3), Orifice Metering of Natural Gas and Other Hydrocarbon Fluids, Second Edition, dated September 1985, and any subsequent amendments, revisions, or modifications thereof.

          b.    Positive meters—American Gas Association Measurement Committee Report No. 6 (American Gas Association Report No. 6), dated January 1971, and any subsequent amendments, revisions or modifications thereof.

          c.    Turbine meters—American Gas Association Measurement Committee Report No. 7 (American Gas Association Report No. 7); First Revision, dated November 1984, and any subsequent amendments, revisions or modifications thereof.

          d.    Electronic transducers and flow computers—American Gas Association Report Nos. 3, 5, 6 & 7 and any subsequent amendments, revisions or modifications thereof.

        6.3  The temperature of the gas shall be determined by a recording thermometer installed so that it may record the temperature of the gas flowing through the meters, or such other means of recording temperature as may be mutually agreed upon by the Parties. The average of the record to the nearest one degree Fahrenheit (1°F), obtained while gas is being delivered, shall be the applicable flowing gas temperature for the period under consideration.

        6.4  The specific gravity of the gas shall be determined by a recording gravitometer or chromatographic device installed and located at a suitable point to record representative specific gravity of the gas being metered or, at Buyer's or its designee's option, by spot samples or continuous sampling using standard type gravity methods. If a recording gravitometer or chromatographic device is used, the gravity to the nearest one-thousandth (0.001) obtained while gas is being delivered shall be the specific gravity of the gas used for the recording period. If the spot sample or continuous sampling method is used, the gravity to the nearest one-thousandth (0.001) shall be determined once a month from a gas analysis. The result should be applied during such month for the determination of gas volumes delivered.

        6.5  Adjustments to measured gas volumes for the effects of supercompressibility shall be made in accordance with accepted American Gas Association standards. Buyer or its designee shall obtain appropriate carbon dioxide and nitrogen mole fraction values for the gas delivered as may be required to compute such adjustments in accordance with standard testing procedures. At Buyer's or its designee's option, equations for the calculation of supercompressibility may be taken from either the American Gas Association Manual for the Determination of Supercompressibility Factors for Natural Gas, dated December, 1962 (also known as the "NX-19 Manual") or American Gas Association Report No. 8, dated December 1985, Compressibility and Supercompressibility for Natural Gas and Other Hydrocarbon Gases, latest revision.

        6.6  For purposes of measurement and meter calibration, the atmospheric pressure for each of the Point(s) of Delivery shall be assumed to be the pressure value determined by Buyer, or its designee, for the county elevation at which such point is located pursuant to generally accepted industry practices irrespective of the actual atmospheric pressure at such Point from time to time.

        6.7  The gross heating value of the gas delivered at the Point(s) of Delivery shall be determined at least once each quarter by means of some approved method of general use in the gas industry. Provided, however, that when daily deliveries of gas at any Point of Delivery average ten thousand (10,000) Mcf or greater during any month, the gross heating value of the gas delivered at any Point of Delivery shall be taken monthly at a suitable point on the Facility to be representative of the gas being metered.

        6.8  Other tests to determine water content, sulfur, and other impurities in the gas shall be conducted whenever requested by either Party and shall be conducted in accordance with standard industry testing procedures. The Party requested to perform such test(s), shall bear the cost of such test(s) only in the event the gas tested is determined not to be within the quality specification set forth below. If the gas is within such quality specification, the requesting Party shall bear the cost of such test(s).

        6.9  If at any time during the term hereof a new method or technique is developed with respect to gas measurement or the determination of the factors used in such gas measurement, then such new method or technique may be substituted for the method set forth in this Article when such methods or techniques are in accordance with the currently accepted standards of the American Gas Association.

ARTICLE VII

QUALITY

        7.1  All natural gas delivered at the Point(s) of Delivery (subject to the receiving pipeline quality specifications) hereunder shall conform to the following specifications:

          a.    Water Vapor: The gas shall not have a water vapor content in excess of seven (7) pounds of water vapor per one million (1,000,000) cubic feet of gas.

          b.    Hydrogen Sulfide: Subject to the provisions of Subparagraph (h) below, the gas shall not contain more than one-quarter (1/4) grain of hydrogen sulfide per one hundred (100) cubic feet of gas at the Point(s) of Delivery, as determined by quantitative tests.

          c.    Total Sulfur: Subject to the provisions of Subparagraph (h) below, the gas shall not contain more than five (5) grains of total sulfur per one hundred (100) cubic feet of gas at the Point(s) of Delivery, as determined by quantitative tests.

          d.    Temperature: The gas shall not have a temperature less than forty degrees Fahrenheit (40°F) or more than one hundred twenty degrees Fahrenheit (120°F).

          e.    Carbon Dioxide: Subject to the provisions of Subparagraph (h) below, the gas shall not contain more than two percent (2%) by volume of carbon dioxide at the Point(s) of Delivery.

          f.      Oxygen: Subject to the provisions of Subparagraph (h) below, the gas shall contain no more than one percent (1%) by volume of oxygen at the Point(s) of Delivery.

          g.    Nitrogen: Subject to the provisions of Subparagraph (h) below, the gas shall not contain more than two percent (2%) by volume of nitrogen at the Point(s) of Delivery.

          h.    Nonhydrocarbons: Notwithstanding the foregoing provisions of this Section 7.1 to the contrary, the gas shall not contain more than three percent (3%) by volume of total nonhydrocarbons at the Point(s) of Delivery. Nonhydrocarbons shall include, but not be limited to, water, hydrogen sulfide, sulfur, carbon dioxide, oxygen and nitrogen.

          i.      Objectionable Liquids and Solids and Dilution: The gas shall be free of objectionable liquids and solids, shall not contain any hydrocarbons which might condense to free liquids in the pipeline under normal pipeline conditions and shall be commercially free from dust, gums, gum-forming constituents, and other liquids or solid matter which might become separated from the gas in the course of transportation through pipelines.

          j.      Gross Heating Value: The gas shall not have a Gross Heating Value less than nine hundred fifty (950) Btu per Cubic Foot of Gas or more than one thousand, one hundred fifty (1,150) Btu per cubic foot of gas.

        7.2  In the event the gas delivered at any of the Point(s) of Delivery hereunder should fail to meet any of the quality specifications stated above, then Buyer shall notify Seller and Seller shall make a diligent effort to correct the situation. Buyer shall have the right to refuse to accept such gas for so long as the Seller is unable to deliver gas conforming to such specifications.

        7.3  In the event Seller is unable, either physically or economically, to conform the Gas to such specifications within thirty (30) days after Buyer's notification to Seller of the situation, then this Agreement shall terminate effective at the end of said thirty (30) day period, whereupon neither Party shall have any future rights, obligations or liabilities hereunder.

ARTICLE VIII

PRICE, BILLING AND PAYMENT

        8.1  The price for each MMBtu of gas sold and delivered hereunder shall be as follows:

          a.    The price for each MMBtu of the Minimum Daily Quantity sold and delivered hereunder during any month shall be the Index Price minus *.

          b.    The price for each MMBtu of Excess Gas sold and delivered hereunder during each day shall be the Agua Dulce Index Price applicable to such day.

        8.2  On or before the sixteenth (16th) day of each calendar month, Seller will render to Buyer a statement setting forth the total quantity of gas, in terms of Mcf and MMBtu, delivered hereunder at the Point(s) of Delivery during the immediately preceding calendar month and the amount payable therefor. Buyer agrees to pay Seller by wire transfer in immediately available funds pursuant to written wire transfer instructions provided by Seller to Buyer from time to time the full undisputed amount payable according to such statement, consistent with the terms hereof, on or before the later of the twenty-sixth (26th) day of each month or ten (10) days following the receipt thereof by Buyer. Should Buyer fail to pay any undisputed amount when 8.3 the same becomes due, interest shall accrue thereon at a rate equal to the prime rate from time to time in effect and charged by the Citibank, N. A., New York, New York (but in no event greater than the maximum rate of interest permitted by law), with adjustments in such rate to be made on the same day as any change in such prime rate, for any period during which the same shall be overdue, such interest to be paid when the amount past due is paid. In the event of any dispute, Buyer and Seller shall meet and promptly resolve such dispute.

        8.4  Each party hereto or its representative shall have the right at all reasonable times to examine the books and records of the other party to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to this contract.

        8.5  Any notice, request, demand, statement, payment or other correspondence shall be mailed to the post office address of each of the parties hereto, hereinafter stated, or to such other address as such party may hereafter designate to the other in writing:

Seller:	Corpus Christi Gas Marketing, L.P. 2501 Cedar Springs, Suite 600 Dallas, Texas 75201 Attn: Contract Administration
Buyer:	Tejas Gas Marketing, LLC 909 Fannin, Suite 700 Houston, Texas 77010 Attn: Contract Administrator

ARTICLE IX

TERM

        9.1  Subject to the other terms and conditions of this Contract, this Contract shall be effective and operative on March 1, 2001, unless mutually agreed otherwise, and shall continue in full force and effect through March l, 2006, and month to month thereafter until terminated by either party upon at least thirty (30) days prior written notice.

*
Denotes Confidential Portion Omitted and Filed Separately with the Commission

ARTICLE X

WARRANTIES, INDEMNIFICATION

        10.1 Seller represents and warrants to Buyer that it has full and unqualified title and authority to sell all gas delivered hereunder, and that such is free from all liens and adverse claims. Seller further represents and warrants to Buyer that all gas delivered hereunder shall conform to the quality specifications set forth in Article VII hereof. Seller will indemnify Buyer against all suits, debts, damages, costs and expenses arising from any losses or damages sustained by Buyer or its gas purchasers in the Ingleside markets to whom the gas purchased by Buyer hereunder is resold, resulting from any failure of such gas to conform to the quality specifications prescribed herein. The agreement of Seller in the preceding sentence of this Section 10.1 shall survive termination of this Agreement.

ARTICLE XI

FORCE MAJEURE

        11.1 The term "force majeure" as employed herein shall mean acts and events not within the control of the party claiming suspension and shall include acts of God, strikes, lockouts or other industrial disturbances, inability to obtain pipe or other material or equipment or labor, wars, riots, insurrections, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, interruptions by government or court orders, present or future orders of any regulatory body having proper jurisdiction, civil disturbances, explosions, breakage, or accident to machinery or lines of pipe, freezing of wells or pipelines, and any other cause whether of the kind herein enumerated or otherwise. not within the control of the party claiming suspension and which, by the exercise of due diligence, such party is unable to overcome.

        Such causes or contingencies affecting the performance by either party, however, shall not relieve it of liability in the event of its concurring negligence or in the event of its failure to use reasonable diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies relieve either party of liability otherwise unless such party shall give notice and full particulars of the same in writing or by telegraph to the other party as soon as possible after the occurrence relied on.

        11.2 In the event of either Buyer or Seller being, rendered unable by force majeure to itself or a necessary third party to wholly or in part carry out its obligations under the provisions of this Contract, it is agreed that the obligations of the party affected by such force majeure, other than the obligation to make payments thereunder, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch. Nothing contained herein, however, shall be construed to require either party to settle a strike against its will.

ARTICLE XII

TAXES

        12.1 Seller shall be responsible for all taxes levied on gas prior to its delivery to Buyer hereunder (including any taxes based on Seller's gross receipts or income derived from the sale of gas hereunder) at the rate or rates existing as of the date of this Contract. Subject to paragraph 11.2 of this Article, Buyer will reimburse Seller to the full extent of any new, or increased rate, of such taxes imposed after the date of this Contract.

        12.2 Buyer shall have the option to either pay such additional taxes or charges (as enumerated in 11.1 above) or to give Seller thirty (30) days' written notice that it will not pay such taxes or charges. Within thirty (30) days of Seller's receipt of Buyer's notice, Seller shall, at its sole discretion, either

(i) release Buyer of its obligation of reimbursing Seller for such additional taxes or charges throughout the term of this Contract or (ii) terminate the Contract; provided, however, if Seller elects to so terminate the Contract and if any such additional taxes or charges have accrued prior to the effective date of termination, then Buyer will reimburse Seller for the amount of such taxes or charges which accrued subsequent to the date Buyer first received notice of the new or increased taxes.

ARTICLE XIII

GOVERNMENTAL REGULATIONS

        13.1 This Contract is subject to all valid existing and future Rules, Regulations, Orders, Laws or Proclamations of governmental authorities (both federal and state, including both civil and military) having jurisdiction over the parties hereto or the subject matter hereof.

        13.2 If at any time during the term hereof, any governmental authority having jurisdiction over the parties hereto or the subject matter hereof shall take action as to Seller or Buyer whereby the purchase, sale, transportation, other handling (including without limitation compression or treating), delivery and receipt of Gas as contemplated hereunder shall be proscribed or subjected to terms, conditions, regulations, restraints, or price or rate controls, including but not limited to Gas inventory, reservation or similar charges, ceiling or limits that, in the sole judgment of Seller or Buyer, are unduly burdensome to that Party, such Party may thereafter, upon ninety (90) days' written notice, terminate this Contract, without further liability hereunder, except as to payment due at the time of such termination.

ARTICLE XIV

CERTAIN ADDITIONAL OBLIGATIONS OF EACH PARTY

        14.1 Except as further provided in this Section 14.1, throughout the term of this Agreement, Seller shall be required to insure that all gas delivered at the tailgate of the Facility, including not only Seller's residue gas, as herein defined, but also all other gas delivered at the tailgate of Facility on behalf of third parties (subject to the terms of contracts existing with such third parties as of April 30, 2001) shall be tendered for delivery to Buyer, not to exceed 100 thousand MMBtu per day. Such 100 thousand MMBtu per day shall be satisfied first, to the extent possible, by residue gas owned by Seller that is sold to Buyer pursuant to this Contract, and then, by gas delivered to Buyer at the tailgate of the Facility on behalf of third parties. Except as provided below, Seller agrees that as a condition to processing third-party gas through the Facility (other than pursuant to contracts existing with third parties as of April 30, 2001), any owner of such third-party gas will first be required to demonstrate to Seller that such owner has entered into an agreement with Buyer or Buyer's affiliate for Buyer's or it's affiliate's purchase and/or transport of any such third-party gas that Seller is to deliver at the tailgate of the Facility. Notwithstanding the above, (a) during any time when the pressure at the Primary Point of Delivery exceeds 650 psig, Seller will not be obligated to satisfy the conditions and obligations stated in this Section prior to agreeing to process through the Facility third-party gas not then under contract to Buyer or Seller; and (b) if the pressure at the Primary Point of Delivery exceeds 650 psig for ninety (90) consecutive days or more, Seller's obligations under this Section 14.1 with respect to third party gas will terminate for all purposes. Buyer shall comply with applicable laws and regulations, including the avoidance of any discrimination prohibited by law, with respect to any party requesting transportation of gas processed in the Facility. If Seller transfers any of its ownership interest in the Facility and/or this Contract during the term of this Agreement, then as a condition to the effectiveness of any such transfer the assignee shall be required to expressly knowledge its awareness of, and to assume, the provisions of this Section 14.1.

        14.2 If, and solely to the extent that, any contract in existence on April 30, 2001, between any third party and Seller to provide transportation of gas owned by such third party from the tailgate of the

Facility to parties other than Buyer, then Buyer shall, or shall cause it's affiliates to, provide such transportation in accordance with the terms of such existing contract, provided that: (a) the consideration, if any, payable by such third party under the terms of such existing contract specifically for those transportation services downstream of the Facility shall be payable one-half to Seller and one-half to Buyer or its affiliate that provides such transportation services, and (b) any direct, actual costs incurred by Buyer or its affiliate to provide such transportation services, to the extent reasonably substantiated to Seller, shall be borne one-half by Seller and one-half by Buyer.

ARTICLE XV

ASSIGNMENT

        15.1 The terms and provisions of this Contract shall be binding upon and inure to the benefit of the successors, assigns of legal representatives of the parties hereto and/or to any purchaser of the Facility, provided that neither party shall assign this Contract or any portion thereof, or any of its rights and obligations hereunder, to any third party, (other than affiliates of Seller or a purchaser of the Facility) without the prior written consent of the other, which consent will not be unreasonably withheld, and provided further, that either party shall have the right to pledge or mortgage its respective rights hereunder for the security of its indebtedness without the prior written consent of the other.

ARTICLE XVI

MISCELLANEOUS

        16.1 This Contract constitutes the entire contract between the parties and no other matter, oral or written, prior to the date hereof, shall vary, alter or aid the interpretation of the provisions hereof. The headings and captions in this Contract are for convenience and shall not constitute a part of the contract or be considered interpretive thereof.

        16.2 Buyer and Seller acknowledge and agree that no third party, including Buyer's Customer, is an intended beneficiary of this contract. Accordingly, no third party, other than a permitted successor or assign of Seller or Buyer under the provisions of Section 15.1 hereof, shall ever be entitled to claim any of the rights or benefits, or to enforce any of the obligations, arising under the terms of this Contract.

        16.3 This Contract was prepared jointly by the parties hereto and not by either party to the exclusion of the other.

        16.4 This Contract shall be governed by the laws of the State of Texas.

        16.5 The failure of either party hereto to exercise any right granted hereunder shall not impair nor be deemed as a waiver of such party's privilege of exercising such right at any subsequent time or times.

        16.6 It is further agreed that no modification or change of the terms of this Contract shall be enforceable unless and until such modification or change is reduced to writing and executed by both parties.

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in multiple originals of equal dignity by their respective representatives thereunto duly authorized.

        EXECUTED effective as of the lst day of March, 2001.

TEJAS GAS MARKETING, LLC
By:	/s/ ROBERT CLARK
Name:	Robert Clark
Title:	Senior Vice President

CORPUS CHRISTI GAS MARKETING, L.P.
By:	/s/ JAMES R. WALES
Name:	James R. Wales
Title:	Executive Vice President

AMENDMENT TO GAS SALES AGREEMENT

        This Amendment is made and entered into this 1st day of October, 2001, by and between TEJAS GAS MARKETING, LLC, hereinafter referred to as "Buyer," and CROSSTEX CCNG MARKETING, L.P., a successor in interest to CORPUS CHRISTI GAS MARKETING, L.P. AND CROSSTEX CCNG PROCESSING LTD., a successor in interest to CORPUS CHRISTI GAS PROCESSING, L.P. hereinafter collectively referred to as "Seller".

WITNESSETH

        WHEREAS, Seller and Buyer previously entered into that certain Gas Sales Agreement effective March 1, 2001 (the "Agreement").

        WHEREAS, Seller and Buyer have agreed to amend the Agreement as described herein effective as of October 1, 2001.

        NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained the parties hereto covenant and agree as follows:

I.

        The Agreement is hereby amended by deleting Paragraph 2.1 of Article II, QUANTITY in its entirety and substituting a new Paragraph 2.1 as follows:

        "2.1 Subject to the other terms and provisions hereof, Seller shall sell and deliver, or cause to be delivered to Buyer, at the Point(s) of Delivery hereunder, and Buyer shall buy one hundred percent (100%) of all of Seller's and Seller's affiliates' residue gas available for delivery each day. On or before the sixth (6th) business day prior to the first day of each month (the "Nomination Deadline"), Seller will nominate to Buyer the quantity of residue gas available to be tendered for delivery to Buyer at the Point of Delivery each day during such month (the "Nominated Quantity"). In the event that Seller fails to provide Buyer with the Nominated Quantity for the succeeding month by the Nomination Deadline, the Nominated Quantity for such given month will be determined by taking the average of the actual quantity of residue gas delivered to Buyer by Seller during the ten (10) days prior to the Nomination Deadline. The Nominated Quantity for any month, plus or minus a ten percent (10%) tolerance is herein called the "Minimum Daily Quantity." In the event Buyer purchases more than the Minimum Daily Quantity on any day, the difference between the quantity of residue gas actually received by Buyer on such day and the Minimum Daily Quantity shall be deemed "Excess Gas." If, and to the extent that, Seller sells and delivers to Buyer at the Point(s) of Delivery during any month residue gas produced from wells that were newly connected and not available to be included in the nominations for such month as set forth above, then for the remainder of such month the residue gas delivered from such newly connected wells shall be deemed "Excess Gas" for pricing purposes under Section 8.1 hereof. In the event Seller delivers less than the Minimum Daily Quantity on any Day, the difference between the Minimum Daily Quantity and the quantity of Residue Gas actually received by Buyer on such Day shall be deemed "Deficiency Gas" for pricing purposes under Section 8.1 hereof. Seller shall endeavor to notify Buyer prior to any significant changes in Seller's deliveries of residue gas hereunder."

II.

        The Agreement is hereby amended by adding the following Section "c." to the end of Paragraph 8.1 of Article VIII, PRICE, BILLING AND PAYMENT:

        "c. The price to be paid by Seller to Buyer for each MMBtu of Deficiency Gas shall be the difference between the Index Price minus * per MMBtu and the "Midpoint" price for the "East- Houston-Katy, Katy plant tailgate" as reported in the "DAILY PRICE SURVEY" of PLATTS GAS DAILY (as published by The McGraw-Hill Companies, Inc.)."

*
Denotes Confidential Portion Omitted and Filed Separately with the Commission

III.

        The Agreement is hereby amended by adding the following Section "d." to the end of Paragraph 8.1 of Article VIII, PRICE, BILLING AND PAYMENT:

        "If gas is purchased either from 9:00 A.M. Central Time Saturday through 9:00 A.M. Central Time Monday (the "Weekend") or on a Federal Bank Reserve holiday (the "Holiday"), the gas will be priced at the Index Price the day following the Weekend or the Holiday."

IV.

        The Agreement is hereby amended by adding the following to the end of Paragraph 8.2 of Article VIII, PRICE, BILLING, AND PAYMENT:

        "In the event that Seller is required to pay Buyer for Deficiency Gas during a given Month, then the amounts due to both parties for such Month shall be aggregated and Buyer and Seller shall discharge their obligations to pay through netting, in which case Buyer, when owing the greater aggregate amount may pay to Seller the difference between the amounts owed."

V.

        The Agreement is hereby amended by adding the following sentence to the end of the first paragraph of Section 11.1 of Article XI, FORCE MAJEURE:

        "Premature, partial or entire failure of Seller's Gas supply does not constitute a Force Majeure event."

        This Amendment shall become effective as of October 1, 2001.

        Except as herein specifically modified and amended, all terms, provisions, covenants and conditions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, this Amendment to Gas Sales Agreement has been executed in duplicate originals on the dates written below.

BUYER:		SELLER:

TEJAS GAS MARKETING LLC		CROSSTEX CCNG MARKETING, L.P.

BY:	/s/ ROBERT CLARK	BY:	/s/ JAMES R. WALES
TITLE:	Senior Vice President	TITLE:	Executive Vice President
DATE:	10/23/01	DATE:	10/17/01

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  Exhibit 10.6
GAS SALES AGREEMENT BETWEEN TEJAS GAS MARKETING, LLC "BUYER" AND CORPUS CHRISTI GAS MARKETING, L.P. AND CORPUS CHRISTI GAS PROCESSING, L.P. "SELLER"
TABLE OF CONTENTS
GAS SALES CONTRACT
ARTICLE I DEFINITIONS
ARTICLE II QUANTITY
ARTICLE III POINT(S) OF DELIVERY
ARTICLE IV DELIVERY PRESSURE
ARTICLE V MEASURING EQUIPMENT AND TESTING
ARTICLE VI MEASUREMENT SPECIFICATIONS
ARTICLE VII QUALITY
ARTICLE VIII PRICE, BILLING AND PAYMENT
ARTICLE IX TERM
ARTICLE X WARRANTIES, INDEMNIFICATION
ARTICLE XI FORCE MAJEURE
ARTICLE XII TAXES
ARTICLE XIII GOVERNMENTAL REGULATIONS
ARTICLE XIV CERTAIN ADDITIONAL OBLIGATIONS OF EACH PARTY
ARTICLE XV ASSIGNMENT
ARTICLE XVI MISCELLANEOUS
AMENDMENT TO GAS SALES AGREEMENT
I.
II.
III.
IV.
V.